Exhibit 99.1
CT COMMUNICATIONS PRESS RELEASE
May 15, 2006
Concord, NC
Jim Hausman
704.722.2410
Duane Johnson
704.722.3231
CT Communications Announces Adoption of 10b5-1 Plan by
Chairman and Chief Executive Officer

CT Communications, Inc. (NASDAQ: CTCI) today announced that Chairman and Chief Executive Officer Michael R. Coltrane has adopted, in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934, a pre-arranged trading plan to sell shares of Company common stock. The plan provides that no more than an aggregate of 30,119 shares of Company common stock (representing less than 3% of the total number of shares beneficially owned by Mr. Coltrane) may be sold in periodic installments beginning in June 2006 and ending upon the earlier to occur of May 31, 2007, or the disposition of the shares covered by the plan. The plan has been established as part of Mr. Coltrane’s long-term strategy for asset diversification and financial and tax planning activities.
A 10b5-1 plan allows an officer or director to adopt a pre-determined plan for buying or selling stock when the officer or director is not in possession of material, non-public information at the time of plan adoption and when Company policy otherwise permits the adoption of the plan. Except as required by law or as the Company may elect to disclose, the Company does not undertake to report future 10b5-1 plans established by officers or directors of the Company nor to report modifications or terminations of, or transactions or other activities under, any 10b5-1 plan.
Any transactions under the plan adopted by Mr. Coltrane will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.
About CT Communications, Inc.
CT Communications, Inc. is headquartered in Concord, N.C. and is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications and related services, including broadband high-speed Internet services, wireless voice and data, local and long distance telephone services.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding the adoption of a 10b5-1 plan by the Company’s Chairman and Chief Executive Officer. The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with such Safe Harbor provisions. The forward-looking statements are subject to risks, uncertainties and assumptions made by management about CT Communications, Inc., and actual events or results may differ materially from those in the forward-looking statements.
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